Exhibit 2
to
Schedule 13D

Transactions in Shares of Common Stock by Reporting Persons

Reporting Person	Date	Transaction	Number of Shares of Common Stock	Price Per Share
TCP II	7/16/13 (1)	Sale	70,204	$5.99
Parallel Fund	7/16/13 (1)	Sale	364	$5.99
Executive Fund	7/16/13 (1)	Sale	211	$5.99
TCP II	7/17/13 (2)	Sale	67,048	$6.29
Parallel Fund	7/17/13 (2)	Sale	348	$6.29
Executive Fund	7/17/13 (2)	Sale	201	$6.29
TCP II	7/18/13 (3)	Sale	130,531	$6.62
Parallel Fund	7/18/13 (3)	Sale	677	$6.62
Executive Fund	7/18/13 (3)	Sale	392	$6.62
TCP II	7/19/13 (4)	Sale	44,635	$6.57
Parallel Fund	7/19/13 (4)	Sale	231	$6.57
Executive Fund	7/19/13 (4)	Sale	134	$6.57

(1)
On this date, shares were sold at a range of $5.98 to $6.08 per share.  The Reporting Persons undertake to provide, upon request by the Commission staff, full information regarding the number of shares sold at each price.

(2)
On this date, shares were sold at a range of $6.13 to $6.50 per share.  The Reporting Persons undertake to provide, upon request by the Commission staff, full information regarding the number of shares sold at each price.

(3)
On this date, shares were sold at a range of $6.47 to $6.85 per share.  The Reporting Persons undertake to provide, upon request by the Commission staff, full information regarding the number of shares sold at each price.

(4)
On this date, shares were sold at a range of $6.54 to $6.63 per share.  The Reporting Persons undertake to provide, upon request by the Commission staff, full information regarding the number of shares sold at each price.